RAYMOND JAMES

RJA Investment Advisory

Code of Ethics and Insider Trading Supplement

I.	Overview

Raymond James Financial, Inc. (“RJF”) maintains the Raymond James Financial Code of Business Conduct & Ethics which applies to all associates, managers, financial advisors, officers, and agents and, to the extent enforceable, independent financial advisors associated with RJF and its subsidiaries and affiliates (collectively, “Raymond James” or the “Company”). Raymond James & Associates, Inc. (“RJA,” the “Adviser” or the “Firm”) has developed this Code of Ethics & Insider Trading Supplement ("Code") in an effort to address parts of Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) that are not covered in the RJF Code of Business Conduct & Ethics. Should any portion of this Code conflict with the RJF Code, the more restrictive policy shall apply.

While this Code applies to all RJA Supervised Persons, certain trading restrictions apply to accounts owned by members of the Access Persons family and accounts for which the Access Person has a beneficial interest or control. Some restrictions under this Code are based on the extent to which a person has access to investment-related data or has the ability to influence investment decisions. It is the responsibility of each person subject to this Code to read and understand which sections apply to them.

Also, while this Code gives examples of conflicts of interest that may arise in relation to your fiduciary obligations, including personal transactions, it does not attempt to identify all possible conflicts of interest. You are encouraged to seek assistance from your supervisor or Advisory Compliance whenever you have any questions concerning obligations under the Code, including conflicts of interests.

Supervised Persons must not take inappropriate advantage of their position and must comply with applicable federal securities laws according to Rule 204A-1 under the Advisers Act. In addition, they have a fiduciary duty to place the interests and investment opportunities of Advisory Clients ahead of their own interests and to avoid activities, conflicts of interest, and relationships that might interfere with making decisions in the best interests of Advisory Clients. Violations can result in disciplinary action including termination, monetary penalties, criminal penalties and/or civil penalties, as outlined in this Code.

All Supervised Persons of the Adviser will be provided with the Code and any amendments; Supervised Persons will be required to acknowledge receipt of these in writing.

II.	Definitions

“Access Persons” means any of the Firm’s directors, officers and Supervised Persons (as defined below) who: (A) have access to nonpublic information regarding any Firm clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund (as defined under Rule 204A-1(e)(9)), or (B) are involved in making securities recommendations to Firm clients, or who have access to such recommendations that are nonpublic.

Administrative, technical, and clerical personnel may also be Access Persons if their functions and duties give them access to nonpublic information.

Access Persons also include portfolio management personnel and client service representatives who communicate investment advice to clients.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reimbursement plan.

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“Beneficial Interest” means an Access Person having or sharing a direct or indirect pecuniary interest (i.e., the opportunity, directly or indirectly, to profit or share in any profit) in the reportable securities (or initial public offering or limited offering, as the case may be), directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise. Securities held by an Immediate Family Member constitute a Beneficial Interest for the Access Person, as do securities in an account for which the Access Person has control (such as Power of Attorney) or a controlling interest.

“Immediate Family Member” means family members and any other persons who resides in the same household as the registered person and who the registered person financially supports, directly or indirectly, to a material extent. This includes step and adoptive relationships and domestic partnerships.

“Material” information means any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by a reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates, (d) significant new products or discoveries, (e) developments regarding major litigation by or against the company, (f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the company or the market for any of its securities. The foregoing is not intended to be an exhaustive list.

“Nonpublic” information means any information that has not been publicly disclosed. Information about client trades is Nonpublic, as is information about a company if it is received under circumstances which indicate that it is not yet in general circulation.

“Reportable Security” means any security defined in Section 202(a)(18) of the Advisers Act (generally, all securities of every kind and nature), except that it does not include:

•	Direct obligations of the Government of the United States;

•         Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•         Shares issued by open-end funds other than reportable funds (as defined in Rule 204A-1(e)(9)); and

•         Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)).

“Supervised Person” means any officer, director (or other person occupying a similar status or performing similar functions) of the Firm, employee (investment adviser representative/branch office personnel), or other person who provides advice on behalf of the Firm and/or is subject to the supervision and control of the Firm.

III.	Personal Trading

All persons are prohibited from profiting personally (including in accounts of Immediate Family Members or other accounts in which the Access Person has a Beneficial Interest) by using material, non-public knowledge about trades (including contemplated or pending trades) in client accounts. Similarly, no one may trade a security for their personal account, an account of a family member, or any other account in which they have a beneficial or controlling interest, when in possession of Material Non-Public Information related to that security. See Other Standards of Conduct, below, for more information on Insider Trading.

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Additionally, all Access Persons and Immediate Family Members are subject to the prohibitions and restrictions applicable to securities that appear on the Raymond James Restricted Trading List. The list identifies the various types of restricted securities at the firm (exchange traded products, research restrictions, and prohibited and other restricted equity securities). Also, all Access Persons are required to receive prior written approval from Advisory Compliance before participating in IPOs or limited offerings (see below).

Certain back-office Access Persons, based on the information access their role has, are required to preclear personal trades in certain types of securities. These Access Persons will be notified.

Other Access Persons, including branch personnel, are not required to preclear personal trades (other than IPOs as described below), although they are still prohibited from profiting personally by using material, non-public knowledge about contemplated or pending securities transactions or securities transactions currently under consideration for client accounts.

Preclearance Requirements

•	Initial Public Offerings and Limited Offerings:
o	All Access Persons and Immediate Family Members, in accordance with Advisers Act Rules 204A-1(e)(6,7)) are prohibited from participating in Initial Public Offerings or limited offerings unless expressly pre-approved by the Advisory CCO (or designee) in writing.
•	Other Personal Trades:
o	Certain Access Persons, based on their access to client trading information, are required to preclear Reportable Security trades in their personal accounts and the accounts of Immediate Family Members; these persons will be notified by Advisory Compliance.

Access Persons and Immediate Family Members who are required to preclear trades must submit preclearance trade requests via the Firm’s preclearance approval system, and are prohibited from executing a trade in a personal account until they are notified by the Compliance Department that the trade has been approved. Such approval remains in effect until the end of the business day it is granted. Any trades not executed by the end of the business day after approval is granted must be re-submitted through the Firm’s preclearance approval system for approval.

Preclearance Requests

•	Reportable Securities must be precleared through the automated system; after submitting a preclearance request you will be notified by email whether your trade is approved or denied.
•	You must wait for approval confirmation before entering your trade(s).
•	Trade approvals are valid for same-day trading only.
•	If a trade request is denied, you may contact RJACodeOfEthics@RaymondJames.com if you think a mistake was made. Due to the confidentiality of certain information, the rationale for a denial will not be given.

IV.	Reporting Requirements

All RJA Access Persons, including their Immediate Family Members, are required by Investment Advisers Act Rule 204A-1 to provide certain periodic information regarding their trading activity and holdings.

Certain exemptions from the reporting requirements are listed below. Failure to provide the required data in a timely fashion will subject the Access Person to disciplinary action as outlined in the Code.

Initial Holdings Report

Any person who becomes an RJA Access Person must submit, within 10 days, an Initial Holdings Report listing all of the securities held in their investment accounts. the information in the Initial Holdings Report

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must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Outside investment accounts must be closed and the positions transferred to Raymond James within 90 calendar days of hire or affiliation with Raymond James unless the outside account is approved.

Quarterly Transaction Reports

Unless an exception applies (see Exceptions from Reporting Requirements below), Access Persons must submit quarterly securities transactions reports that meet the following requirements, no later than 30 days after the end of each calendar quarter:

•         The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer, or bank with or through which the transaction was effected; and
•	The date the access person submits the report.

Annual Holdings Report

Unless an exception applies (see Exceptions from Reporting Requirements below), Access Persons must submit an Annual Holdings Report listing all Securities in an Investment Account. The information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date the report is submitted.

Exceptions from Reporting Requirements

Access Persons do not need to submit:

•         Any report with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control (this applies to completely discretionary accounts managed by someone else, not to accounts owned by an Immediate Family Member as defined herein, unless that account was completely discretionary managed by someone else);

•         A quarterly transaction report with respect to transactions effected pursuant to an automatic investment plan;

•         A quarterly transaction report or annual holdings report if the report would duplicate information contained in broker trade confirmations or account statements issued by Raymond James or received by Raymond James from other firms, so long as the information is received by Raymond James no later than 30 days after the end of the applicable calendar quarter.

V.	Other Standards of Conduct

Supervised Persons must refrain from participating in trading activity that is in conflict with the best interest of their clients. These potential conflicts include, but are not limited to:

Insider Trading and Other Trading Concerns

Insider Trading

Supervised Persons are subject to the Firm’s Material Non-Public Information and Insider Trading Policy. The Policy includes that no Supervised Person may knowingly:

•	Trade, recommend, or otherwise act on the basis of material, non-public information (MNPI); or
•	Misappropriate material, non-public information in a manner that breaches a fiduciary duty owed to someone.

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Other Trading Concerns

•	Generally, any trading that may appear to place the interests of the Firm or Financial Advisor ahead of the interests of the client should be avoided.
•	Front running and trading ahead, which involve trading with the use of MNPI, are prohibited.

Disclosure of information

No one may release material nonpublic client personal information (except to those directly involved with a client transaction), until such information becomes publicly available. See the Client Disclosure of Privacy Practices Policy for more information.

Outside Business Activities

There is inherently a potential conflict of interest with Supervised Persons engaging in Outside Business Activities, and in many cases the Supervised Person is required to obtain pre-approval. See the Outside Business Activity Policy for more information.

VI.	Violations

All Supervised Persons must immediately report any violation of the Code to the Advisory CCO (or designee). If the violation relates to the Advisory CCO, the Supervised Person must report the violation to the RJF CCO. All reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. The Firm will take appropriate disciplinary action against any Supervised Person who violates the Code, including but not limited to, fines, suspension or termination of employment and will not retaliate against any Supervised Person who reports a violation of the Code in good faith. The Advisory CCO (or designee) will maintain records of any Code violations and of any action taken as a result of the violation.

Access Persons who are deemed to have violated any of these policies may be financially responsible for appropriate corrective action deemed necessary by the Firm, including the cost of canceling and/or correcting client and Access Person trades. Additional action may be taken if an Access Person exhibits a pattern of placing trades in violation of these policies.

The Advisory CCO shall be responsible for administering and enforcing this Code, a necessary part of which is supervising employees through the implementation process. Supervised Person having any questions regarding the applicability of this Code should contact Advisory Compliance.

While compliance with the law and with the Firm’s policies and procedures is each individual’s responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed with Advisory Compliance.